EXHIBIT 97.1

Laser Photonics Corporation

Executive Compensation Clawback Policy

Adopted November 16, 2023

Laser Photonics Corporation (the "Company") has adopted the Laser Photonics Corporation Clawback Policy on November 16, 2023, as may be further amended or restated from time to time, that shall be referred to herein as the "Policy".

1. Definitions

For purposes of this Policy, the following definitions shall apply:

a) "Additional Compensation" means any cash-based or equity-based compensation (including, without limitation, any bonuses under the Visa Inc. Incentive Plan or any successor plan and any other bonus, as well as time-based restricted stock units, restricted stock, stock options, and performance shares) earned by an Executive Officer or EC Member with respect to a period covered by a Fault-Based Restatement, but not including (i) salary or employee retirement or welfare benefits and (ii) Covered Compensation.

b) "Administrator" means the Board or such committee(s) designated by the Board in its discretion to administer the Policy.

c) "Company Group" means the Company and each of its Subsidiaries, as applicable.

d) "Covered Compensation" means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received (i) on or after the effective date of the applicable Nasdaq listing standards, (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association.

e) "Effective Date" means November 16, 2023.

f) "EC Member" means any current or former member of the Executive Committee.

g) "Erroneously Awarded Compensation" means the amount of Covered Compensation granted, vested, or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested, or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Administrator will determine the amount of such Covered Compensation that constitutes Erroneously Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total stockholder return upon which the Covered Compensation was granted, vested, or paid and the Administrator shall maintain documentation of such determination and provide such documentation to Nasdaq.

h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

i) "Executive Committee" shall mean the Company's Executive Committee, as its name may be changed from time to time, or any successor thereto.

j) "Executive Officer" means any current or former "officer" of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act.

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k) "Fault-Based Restatement" means the need for a Restatement that resulted from, directly or indirectly, any fraud, intentional misconduct, or gross negligence by one or more Executive Officers or EC Members. The Administrator shall have the authority to determine whether a Fault-Based Restatement has occurred in its complete discretion.

l) "Financial Reporting Measure" means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any measures derived wholly or in part from such measures and may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act), (ii) stock price, or (iii) total stockholder return. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company's financial statements, such as in Management's Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph required under Item 201(e) of Regulation S-K under the Exchange Act.

m) "Incentive-Based Compensation" means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

n) "Lookback Period" means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company's fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on if or when the Restatement is actually filed.

0) "Nasdaq" means The Nasdaq Stock Market.

p) "Received": Incentive-Based Compensation is deemed "Received" in the Company's fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting, or payment of the Incentive-Based Compensation occurs after the end of that period.

q) "Restatement" means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a "Big R" restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (commonly referred to as a "little r" restatement). Changes to the Company's financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on fraud or misconduct by any person in connection with the Restatement.

r) "SEC" means the United States Securities and Exchange Commission.

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s) "Subsidiary" means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust, or unincorporated organization "affiliated" with the Company, that is, directly or indirectly, through one or more intermediaries, "controlling", "controlled by", or "under common control with", the Company. "Control" for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract, or otherwise.

2. Recoupment and Forfeiture of Erroneously Awarded Compensation to Executive Officers

In the event of a Restatement, any Erroneously Awarded Compensation Received during the Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the applicable member of the Company Group in accordance with Section 4 of this Policy. The Administrator must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously Awarded Compensation in accordance with Section 4 of this Policy, except as provided below.

Notwithstanding the foregoing, the Administrator (or, if at any time the Administrator is not a committee of the Board responsible for the Company's executive compensation decisions and composed entirely of independent directors, a majority of the independent directors serving on the Board) may determine not to pursue the forfeiture and/or recovery of Erroneously Awarded Compensation from any person if the Administrator determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Policy would exceed the amount to be recovered (following reasonable attempts by one or more members of the Company Group to recover such Erroneously Awarded Compensation, the documentation of such attempts, and the provision of such documentation to Nasdaq), (ii) pursuing such recovery would violate the Delaware law adopted prior to November 28, 2022 (provided that the Company obtains an opinion of Delaware counsel acceptable to Nasdaq that recovery would result in such a violation and provides such opinion to Nasdaq), or (iii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

3. Additional Recoupment and Forfeiture Applicable to Executive Officers and EC Members in connection with a Fault-Based Restatement

If the Administrator determines in its discretion that a Fault-Based Restatement occurred, the Administrator may seek in its discretion recovery of all or a portion of any Additional Compensation awarded or paid to Executive Officer(s) and EC Member(s) who contributed to the Fault-Based Restatement. In addition, the Administrator may provide that any unpaid or unvested Additional Compensation applicable to the Executive Officer(s) and EC Member(s) who contributed to the Fault-Based Restatement is forfeited in connection with any Fault-Based Restatement. The Administrator may seek recovery of Additional Compensation for the Fault-Based Restatement even if the Fault-Based Restatement did not result in an award or payment greater than would have been awarded absent the Fault-Based Restatement.

In determining whether to require recovery or forfeiture of Additional Compensation, and, if so, the amount of such recovery or forfeiture, the Administrator shall take into account such considerations as it deems appropriate, including (i) whether any Additional Compensation earned with respect to the period covered by the Fault-Based Restatement was based on the achievement of specified performance targets and, if so, whether any such Additional Compensation would have been reduced had the financial results been properly reported at the time the performance or bonus or equity compensation was determined, (ii) the likelihood of success in seeking recovery or forfeiture under governing law relative to the effort involved, (iii) whether the assertion of a recovery or forfeiture claim may prejudice the interests of any member of the Company Group in any related proceeding or investigation, or otherwise, (iv) whether the expense of seeking recovery or forfeiture is likely to exceed the amount sought or likely to be recovered, (v) the passage of time since the occurrence of the Fault-Based Restatement, (vi) any pending or threatened legal proceeding relating to the applicable fraud, intentional misconduct or gross negligence, and any actual or anticipated resolution (including any settlement) relating thereto, (vii) the tax consequences to the applicable Executive Officer or EC Member, and (viii) such other factors as it may deem appropriate under the in its complete discretion.

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4. Means of Repayment

In the event that the Administrator determines that any person shall repay any Erroneously Awarded Compensation or Additional Compensation, the Administrator shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Administrator, and any member of the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the applicable member of the Company Group (including, without limitation, "wages" within the meaning of applicable law), to require the forfeiture of any award granted by any member of the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder. If the Administrator does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Compensation and any other Additional Compensation, as applicable, to the Company as soon as reasonably practicable but in no event later than sixty (60) days after receipt of such notice.

5. No Indemnification

No person shall be indemnified or insured by any member of the Company Group against the loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes that the Administrator determines in its discretion are related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by any member of the Company Group in respect of any loss of compensation by such person or for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For the avoidance of doubt, each person subject to this Policy waives any rights they may have to indemnification, insurance payments, or other reimbursement by or from any member of the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policy.

For this purpose, "indemnification" includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously Awarded Compensation). In no event shall any member of the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.

6. Miscellaneous

This Policy generally will be administered and interpreted by the Administrator. Any determination by the Administrator with respect to this Policy shall be final, conclusive, and binding on all interested parties. Any discretionary determinations of the Administrator under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.

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This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or Nasdaq, including any additional or new requirements that become effective after the Effective Date which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. Recoupment of Erroneously Awarded Compensation under this Policy is not dependent upon the Company Group satisfying any conditions in this Policy, including any requirements to provide applicable documentation to Nasdaq.

The rights of the members of the Company Group under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to any member of the Company Group pursuant to the terms of any law, government regulation, or stock exchange listing requirement or any other policy, code of conduct (including, without limitation, the Company's Code of Business Conduct and Ethics and Code of Ethics for Certain Executive and Financial Officers), employee handbook, employment agreement, offer letter, equity award agreement, or other plan or agreement of any member of the Company Group.

The Policy and the Acknowledgment, Consent and Agreement attached hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws which could cause the application of the law of any other jurisdiction.

7. Amendment and Termination

To the extent permitted by, and in a manner consistent with applicable law, including SEC and Nasdaq rules, the Administrator may terminate, suspend, or amend this Policy at any time in its discretion.

8. Successors

This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators, or other legal representatives with respect to any Covered Compensation and Additional Compensation granted, vested, or paid to or administered by such persons or entities.

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LASER PHOTONICS CORPORATION CLAWBACK POLICY

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the Laser Photonics Corporation Clawback Policy dated November 16, 2023, and as may be further amended or restated from time to time, the "Policy") and I have been given an opportunity to ask questions about the Policy and review it with my counsel. I knowingly, voluntarily, and irrevocably consent to and agree to be bound by and subject to the Policy's terms and conditions, including that I will return any Erroneously Awarded Compensation and Additional Compensation that is required to be repaid in accordance with the Policy. I further acknowledge, understand, and agree that (i) the compensation that I receive, have received, or may become entitled to receive from any member of the Company Group is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments, or other reimbursement by or from any member of the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policy. To the extent the Company Group determines in accordance with Section 4 of the Policy to set off a repayment amount against any amount owed to me, I consent to any such set off for purposes of applicable law (and to the extent the provisions of this acknowledgment ("Acknowledgment") do not satisfy any specific requirements of applicable law, I agree to sign such additional consent or authorization as may be required under applicable law in order to effectuate such set off). I further agree that any amendments to the Policy that the Administrator intends to be applicable to me, including any amendments to comply with applicable law, will be applicable to me. Capitalized terms not defined herein have the meanings set forth in the Policy.

If the terms of the Policy and this Acknowledgment conflict, the terms of the Policy shall prevail.

Signed: _________________________________________

Print Name: _________________________________________

Date: _________________________________________

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